EXECUTION COPY

LIMITED GUARANTY AGREEMENT

THIS LIMITED GUARANTY AGREEMENT (this “Guaranty”), dated as of September 28, 2007, by and between SCOTT DORFMAN, an individual resident of Georgia (“Guarantor”) and CHATHAM CREDIT MANAGEMENT III, LLC, a Georgia limited liability company, individually and as agent (in such capacity, “Agent”) for itself and the lenders from time to time signatory to the Loan Agreement hereinafter defined (“Lenders”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Loan and Security Agreement dated as of the date hereof by and between Innotrac Corporation, a Georgia corporation (“Borrower”) Agent and the Persons signatory thereto from time to time as Lenders (including all annexes, exhibits and schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the “Loan Agreement”), the Lenders have agreed, subject to certain terms and conditions, to make the Term Loan to Borrower;

WHEREAS, Guarantor is a shareholder and officer of Borrower and, as such, Guarantor will derive direct and indirect economic benefits from the making of the Term Loan to the Borrower pursuant to the Loan Agreement; and

WHEREAS, in order to induce the Lending Parties to enter into the Loan Agreement and other Loan Documents and to induce Lenders to make the Term Loan as provided for in the Loan Agreement, the Guarantor has agreed to guarantee payment of the Obligations;

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, and to induce Lenders to provide the Loans and other financial accommodations under the Loan Agreement, it is agreed as follows:

1.	DEFINITIONS.

Capitalized terms used herein shall have the meanings assigned to them in the Loan Agreement, unless otherwise defined herein.

2.	THE GUARANTY.

2.1.      Guaranty of Guaranteed Obligations of Borrower. Subject to Section 9 hereof, Guarantor hereby unconditionally guarantees to Agent and Lenders, and their respective successors, endorsees, transferees and assigns, the prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of the Obligations of Borrower under the Loan Agreement and the other Loan Documents (hereinafter the “Guaranteed Obligations”). Guarantor agrees that this Guaranty is a guaranty of payment and performance and not of collection, and that Guarantor’s obligations under this Guaranty shall be primary, absolute and unconditional, irrespective of, and unaffected by:

(a)        the genuineness, validity, regularity, enforceability or any future amendment of, or change in this Guaranty, any other Loan Document or any other agreement, document or instrument to which Borrower and/or Guarantor are or may become a party;

(b)       the absence of any action to enforce this Guaranty or any other Loan Document or the waiver or consent by Agent and/or Lenders with respect to any of the provisions thereof;

(c)        the existence, value or condition of, or failure to perfect its Lien against, any Collateral for the Guaranteed Obligations or any action, or the absence of any action, by Agent in respect thereof (including, without limitation, the release of any such security);

(d)	the insolvency of Borrower; or

(e)        any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor,

it being agreed by Guarantor that its obligations under this Guaranty shall not be discharged until the Termination Date. Guarantor shall be regarded, and shall be in the same position, as principal debtor with respect to the Guaranteed Obligations. Guarantor agrees that any notice or directive given at any time to Agent which is inconsistent with the waiver in the immediately preceding sentence shall be null and void and may be ignored by the Lending Parties, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless the Lending Parties have specifically agreed otherwise in writing. It is agreed among Guarantor and the Lending Parties that the foregoing waivers are of the essence of the transaction contemplated by the Loan Documents and that, but for this Guaranty and such waivers, the Lending Parties would decline to enter into the Loan Agreement.

2.2.      Demand by Agent or Lenders. In addition to the terms of the Guaranty set forth in Section 2.1 hereof, and in no manner imposing any limitation on such terms, it is expressly understood and agreed that, if, at any time, the outstanding principal amount of the Guaranteed Obligations (including all accrued interest thereon) is declared to be immediately due and payable, then Guarantor shall, without demand, pay to the holders of the Guaranteed Obligations the entire outstanding Guaranteed Obligations due and owing to such holders. Payment by Guarantor shall be made to Agent in immediately available Federal funds to an account designated by Agent or at the address set forth herein for the giving of notice to Agent or at any other address that may be specified in writing from time to time by Agent, and shall be credited and applied to the Guaranteed Obligations.

2.3.      Enforcement of Guaranty. In no event shall Agent have any obligation (although it is entitled, at its option) to proceed against Borrower or any other Borrower or any Collateral pledged to secure Guaranteed Obligations before seeking satisfaction from either of the Guarantors, and Agent may proceed, prior or subsequent to, or simultaneously with, the enforcement of Agent’s rights hereunder, to exercise any right or remedy which it may have against any Collateral, as a result of any Lien it may have as security for all or any portion of the Guaranteed Obligations.

2.4.      Waiver. In addition to the waivers contained in Section 2.1 hereof, Guarantor waives, and agrees that it shall not at any time insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by Guarantor of its Guaranteed Obligations under, or the enforcement by Agent or Lenders of, this Guaranty. Guarantor hereby waives diligence, presentment and demand (whether for non-payment or protest or of acceptance, maturity, extension of time, change in nature or form of the Guaranteed Obligations, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of, the Guaranteed Obligations, notice of adverse change in Borrower’s financial condition or any other fact which might increase the risk to Guarantor) with respect to any of the Guaranteed Obligations or all other demands whatsoever and waive the benefit of all provisions of law which are or might be in conflict with the terms of this Guaranty. Guarantor represents, warrants and agrees that, as of the date of this Guaranty, its obligations under this Guaranty are not subject to any offsets or defenses against Agent or Lenders or Borrower of any kind. Guarantor further agrees that its obligations under this Guaranty shall not be subject to any counterclaims, offsets or defenses against any Lending Party or against Borrower of any kind which may arise in the future.

2.5.      Benefit of Guaranty. The provisions of this Guaranty are for the benefit of the Lending Parties and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between Borrower and the Lending Parties, the obligations of Borrower under the Loan Documents. In the event all or any part of the Guaranteed Obligations are transferred, indorsed or assigned by Agent or any Lender to any Person or Persons, any reference to “Agent” or “Lender” herein shall be deemed to refer equally to such Person or Persons.

2.6.      Modification of Guaranteed Obligations, Etc. Guarantor hereby acknowledges and agrees that any of the Lending Parties may at any time or from time to time, with or without the consent of, or notice to, Guarantor:

(a)        change or extend the manner, place or terms of payment of, or renew or alter all or any portion of, the Guaranteed Obligations;

(b)       take any action under or in respect of the Loan Documents in the exercise of any remedy, power or privilege contained therein or available to it at law, equity or otherwise, or waive or refrain from exercising any such remedies, powers or privileges;

(c)	amend or modify, in any manner whatsoever, the Loan Documents;

(d)       extend or waive the time for Borrower’s performance of, or compliance with, any term, covenant or agreement on its part to be performed or observed under the Loan Documents, or waive such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

(e)        take and hold Collateral for the payment of the Guaranteed Obligations guaranteed hereby or sell, exchange, release, dispose of, or otherwise deal with, any property pledged, mortgaged or conveyed, or in which Agent or Lenders have been granted a Lien, to secure any Obligations;

(f)        release anyone who may be liable in any manner for the payment of any amounts owed by Guarantor or Borrower to any Lending Party;

(g)       modify or terminate the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of Guarantor or Borrower are subordinated to the claims of the Lending Parties; and/or

(h)       apply any sums by whomever paid or however realized to any amounts owing by Guarantor or Borrower to any Lending Party in such manner as such Lending Party shall determine in its discretion;

and Agent and Lenders shall not incur any liability to Guarantor as a result thereof, and no such action shall impair or release the Guaranteed Obligations of the Guarantors under this Guaranty.

2.7.      Reinstatement. This Guaranty shall remain in full force and effect and continue to be effective should any petition be filed by or against Borrower or Guarantor for liquidation or reorganization, should Borrower or Guarantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of Borrower’s or Guarantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Guaranteed Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by Agent or any Lender, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guaranteed Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

2.8.      Deferral of Subrogation, Etc. Notwithstanding anything to the contrary in this Guaranty, or in any other Loan Document, Guarantor hereby:

(a)        expressly and irrevocably waives, on behalf of itself and its heirs, successors, assigns and personal representatives (including any surety) until the Termination Date, any and all rights at law or in equity to subrogation, to reimbursement, to exoneration, to contribution, to indemnification, to set off or to any other rights that could accrue to a surety against a principal, to Guarantor against a principal, to Guarantor against a maker or obligor, to an accommodation party against the party accommodated, to a holder or transferee against a maker, or to the holder of any claim against any Person, and which Guarantor may have or hereafter acquire against Borrower in connection with or as a result of Guarantor’s execution, delivery and/or performance of this Guaranty, or any other documents to which Guarantor is a party or otherwise; and

(b)       acknowledges and agrees (i) that this waiver is intended to benefit the Lending Parties and shall not limit or otherwise effect Guarantor’s liability hereunder or the enforceability of this Guaranty, and (ii) that the Lending Parties and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 2.8 and their rights under this Section 2.8 shall survive payment in full of the Guaranteed Obligations.

2.9.      Election of Remedies. If Agent may, under applicable law, proceed to realize benefits under any of the Loan Documents giving Agent and Lenders a Lien upon any Collateral owned by Borrower, either by judicial foreclosure or by non-judicial sale or enforcement, Agent may, at its sole option, determine which of such remedies or rights it may pursue without affecting any of such rights and remedies under this Guaranty. If, in the exercise of any of its rights and remedies, Agent shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against Borrower, whether because of any applicable laws pertaining to “election of remedies” or the like, Guarantor hereby consents to such action by Agent and waives any claim based upon such action, even if such action by Agent shall result in a full or partial loss of any rights of subrogation which Guarantor might otherwise have had but for such action by Agent. Any election of remedies which results in the denial or impairment of the right of Agent to seek a deficiency judgment against Borrower shall not impair Guarantor’s obligation to pay the full amount of the Guaranteed Obligations. In the event Agent shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Agent may bid all or less than the amount of the Guaranteed Obligations and the amount of such bid need not be paid by Agent but shall be credited against the Guaranteed Obligations. The amount of the successful bid at any such sale shall be conclusively deemed to be the fair market value of the collateral and the difference between such bid amount and the remaining balance of the Guaranteed Obligations shall be conclusively deemed to be the amount of the Guaranteed Obligations guaranteed under this Guaranty, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent and Lenders might otherwise be entitled but for such bidding at any such sale.

3.	DELIVERIES.

In a form satisfactory to Agent, Guarantor shall deliver to Agent (with sufficient copies for each Lender), concurrently with the execution of this Guaranty and the Loan Agreement, the Loan Documents and other instruments, certificates and documents as are required to be delivered by Guarantor to Agent under the Loan Agreement.

4.	REPRESENTATIONS AND WARRANTIES.

To induce Lenders to make the Term Loan under the Loan Agreement, Guarantor makes the representations and warranties contained in the Loan Agreement as Guarantor, each of which is incorporated herein by reference, and the following representations and warranties to the Lending Parties, each and all of which shall survive the execution and delivery of this Guaranty:

4.1.      Residence. Guarantor’s residence address is as set forth in the introduction to this Agreement.

4.2.      Power; Authorization; Enforceable Guaranteed Obligations. The execution, delivery and performance of this Guaranty and all other Loan Documents and all instruments and documents to be delivered by Guarantor hereunder and under the Loan Agreement are within Guarantor’s power, do not violate any law or regulation, or any order or decree of any court or governmental or regulatory authority, body or agency (each, a “Governmental Authority”), do not conflict with or result in the breach of, or constitute a default under, or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Guarantor is a party or by which Guarantor or any of its property is bound, do not result in the creation or imposition of any Lien upon any of the property of Guarantor, other than those in favor of Agent, for the benefit of the Lending Parties, and the same do not require the consent or approval of any Governmental Authority or any other Person except those referred to in Section 4.2 of the Loan Agreement, all of which have been duly obtained, made or complied with prior to the Closing Date. On or prior to the Closing Date, this Guaranty and each of the Loan Documents to which Guarantor is a party shall have been duly executed and delivered for the benefit of or on behalf of Guarantor, and each shall then constitute a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms.

5.	FURTHER ASSURANCES.

Guarantor agrees, upon the written request of Agent or any Lender, to execute and deliver to Agent or such Lender, from time to time, any additional instruments or documents reasonably considered necessary by Agent or such Lender to cause this Guaranty to be, become or remain valid and effective in accordance with its terms.

6.	PAYMENTS FREE AND CLEAR OF TAXES.

All payments required to be made by the Guarantor hereunder shall be made to the Lending Parties free and clear of, and without deduction for, any and all present and future Charges or other similar taxes. If Guarantor shall be required by law to deduct any Charges from or in respect of any sum payable hereunder, (a) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (b) Guarantor shall make such deductions, and (c) Guarantor shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of Charges, the Guarantor shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof. Guarantor shall indemnify and, within ten (10) days of demand therefor, pay Agent and each Lender for the full amount of Charges (including any Charges imposed by any jurisdiction on amounts payable under this Section 6) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Charges were correctly or legally asserted.

7.	OTHER TERMS.

7.1.      Entire Agreement. This Guaranty, together with the other Loan Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements relating to a guaranty of the loans and advances under the Loan Documents and/or the Guaranteed Obligations.

7.2.      Headings. The headings in this Guaranty are for convenience of reference only and are not part of the substance of this Guaranty.

7.3.      Severability. Whenever possible, each provision of this Guaranty shall be interpreted in such a manner to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

7.4.      Notices. Whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give or serve upon another any such communication with respect to this Guaranty, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be addressed to the party to be notified as follows:

(a)	If to Agent, at:

Chatham Credit Management III, LLC

400 Galleria Parkway, Suite 1950

Atlanta, Georgia 30339

Attention: Mr. Jack Guy

Facsimile No: (770) 618-2101

Telephone No.: (770) 618-2100

(b)	If to any Lender, at the address of such Lender specified in the Loan Agreement.
(c)	If to Guarantor, at:

Scott D. Dorfman

8241 Nesbitt Ferry Road
Atlanta, Georgia 30350

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been validly served, given or delivered (i) upon the earlier of actual receipt and three (3) Business Days after the same shall have been deposited with the United States mail, registered or certified mail, return receipt requested, with proper postage prepaid, (ii) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 7.4), (iii) one (1) Business Day after deposit with a reputable overnight carrier with all charges prepaid, or (iv) when delivered, if hand-delivered by messenger.

7.5.      Successors and Assigns. This Guaranty and all obligations of the Guarantor hereunder shall be binding upon the heirs, successors, assigns and personal representatives of the Guarantor and shall, together with the rights and remedies of Agent, for itself and for the benefit of the Lending Parties, hereunder, inure to the benefit of the Lending Parties, all future holders of any instrument evidencing any of the Obligations and their respective successors and assigns. No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Obligations or any portion thereof or interest therein shall in any manner affect the rights of the Lending Parties hereunder. Guarantor may not assign, sell, hypothecate or otherwise transfer any interest in or obligation under this Guaranty.

7.6.      No Waiver; Cumulative Remedies; Amendments. Neither Agent nor any Lender shall by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by Agent and then only to the extent therein set forth. A waiver by Agent, for itself and the ratable benefit of Lenders, of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Agent would otherwise have had on any future occasion. No failure to exercise nor any delay in exercising on the part of Agent or any Lender, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law. None of the terms or provisions of this Guaranty may be waived, altered, modified, supplemented or amended except by an instrument in writing, duly executed by Agent and Guarantor.

7.7.      Termination. This Guaranty is a continuing guaranty and shall remain in full force and effect until the Termination Date. Upon payment and performance in full of the Guaranteed Obligations, Agent shall deliver to Guarantor such documents as Guarantor may reasonably request to evidence such termination.

7.8.      Counterparts. This Guaranty may be executed in any number of counterparts, each of which shall collectively and separately constitute one and the same agreement.

7.9.      GOVERNING LAW; CONSENT TO JURISDICTION AND VENUE. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, THIS GUARANTY AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF GEORGIA. AGENT AND GUARANTOR HEREBY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT AND ANY GEORGIA STATE COURT SITTING IN FULTON COUNTY, GEORGIA FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY. GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.4. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

7.10.    WAIVER OF JURY TRIAL. AGENT AND GUARANTOR HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY AND TO THE FULLEST EXTENT PERMITTED BY LAW WAIVES ANY RIGHTS THAT IT MAY HAVE TO CLAIM OR RECEIVE CONSEQUENTIAL OR SPECIAL DAMAGES IN CONNECTION WITH ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

8.	SUBORDINATION.

8.1.      Subordination of All Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of Borrower to Guarantor, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligations of Borrower thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the person or persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by Guarantor. The Guarantor Claims shall include without limitation all rights and claims of Guarantor against Borrower (arising as a result of subrogation or otherwise) as a result of Guarantor's payment of all or a portion of the Guaranteed Obligations. Until such time as the Guaranteed Obligations are irrevocably paid and satisfied in full, Guarantor agrees that it shall not receive or collect, directly or indirectly, from Borrower or any other party any amount upon the Guarantor Claims.

8.2.      Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor's relief, or other insolvency proceedings involving Guarantor as debtor, Agent shall have the right to prove its claim in any such proceeding so as to establish its rights hereunder and receive directly from the receiver, trustee or other court custodian dividends and payments which would otherwise be payable upon Guarantor Claims. Guarantor hereby assigns such dividends and payments to Agent for the benefit of the Lending Parties. Should Agent receive, for application against the Guaranteed Obligations, any dividend or payment which is otherwise payable to Guarantor and which, as between Borrower and Guarantor, shall constitute a credit against the Guarantor Claims, then, upon payment to Agent in full of the Guaranteed Obligations, Guarantor shall become subrogated to the rights of Lenders to the extent that such payments to Agent on the Guarantor Claims have contributed toward the liquidation of the Guaranteed Obligations, and such subrogation shall be with respect to that proportion of the Guaranteed Obligations which would have been unpaid if Agent had not received dividends or payments upon the Guarantor Claims.

8.3.      Payments Held in Trust. In the event that, notwithstanding anything to the contrary in this Guaranty, Guarantor should receive any funds, payment, claim or distribution that is prohibited by this Guaranty, Guarantor agrees to hold in trust for Agent an amount equal to the amount of all funds, payments, claims or distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions so received except to pay them promptly to Agent, and Guarantor covenants promptly to pay the same to Agent.

8.4.      Liens Subordinate. Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon Borrower's assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon Borrower's assets securing payment of the Guaranteed Obligations, regardless of whether such encumbrances in favor of Guarantor or Agent or Lenders currently exist or are hereafter created or attach. Without the prior written consent of Agent, Guarantor shall not (i) exercise or enforce any creditor's right it may have against Borrower, or (ii) foreclose, repossess, sequester or otherwise take steps or institute any action or proceedings (judicial or otherwise, including without limitation the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor's relief or insolvency proceeding) to enforce any liens, mortgage, deeds of trust, security interests, collateral rights, judgments or other encumbrances on assets of Borrower held by Guarantor, until the entire indebtedness and all other sums due and payable under the Loan Documents have been irrevocably paid in full.

9.	SECURITY; LIMITED RECOURSE.

9.1.      Security and Pledge. To secure payment of the Guarantor’s obligations under this Guaranty, concurrently with the execution of this Guaranty, Guarantor has entered into a Pledge Agreement pursuant to which the Guarantor has pledged to Agent, for the benefit of the Lending Parties, certain financial assets owned by Guarantor, all as more specifically set forth in such Pledge Agreement.

9.2.      Limited Recourse. Notwithstanding anything to the contrary contained in this Guaranty, the recourse of the Agents and the Lenders with respect to the liability of the Guarantor under this Guaranty shall be limited solely to the Pledged Collateral (as such term is defined in the Guarantor Pledge Agreement), provided that nothing contained herein shall limit or otherwise restrict recourse to or the liability of Guarantor for any willful fraud or material misrepresentation by Guarantor in any Loan Document to which Guarantor is a party.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Guaranty Agreement as of the date first above written.

 /s/ Scott D. Dorfman

SCOTT D. DORFMAN

CHATHAM CREDIT MANAGEMENT III, LLC, a Georgia limited liability company, as Agent

By: /s/ Chatham Credit Management III, LLC

Name:___________________________________________
Title:____________________________________________